Exhibit 10.5

Sublease Agreement

Between

FRANKLIN DEVELOPMENT CORPORATION

as Sublandlord

and

FRANKLIN COVEY PRODUCTS, LLC

as Tenant

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SCHEDULE OF EXHIBITS

EXHIBIT A           OUTLINE OF THE PREMISES
EXHIBIT B            RULES AND REGULATIONS
EXHIBIT C            TENANT IMPROVEMENT ALLOWANCE
EXHIBIT D            LEASE EXTENSION ADDENDUM
EXHIBIT E             MASTER LEASE

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SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Lease” or “Agreement”) is entered into as of the 7th day of July, 2008, to be effective as of July 5, 2008, 11:59 P.M., Mountain Standard Time, by and between FRANKLIN DEVELOPMENT CORPORATION, a Utah corporation (“Sublandlord”), and FRANKLIN COVEY PRODUCTS, a Utah limited liability company (“Tenant”).

Sublandlord is the tenant under that certain Lease Agreement by and between Sublandlord and Franklin SaltLake, LLC, a Utah limited liability company (“Prime Landlord”) dated June 12, 2005 (the “Master Lease”).  Pursuant to the rights granted to Sublandlord under the Master Lease, Sublandlord hereby leases to Tenant and Tenant hereby rents from Sublandlord the Premises (as defined in Section 1.2).  This Lease has been executed and delivered pursuant to the Master Asset Purchase Agreement dated May 22, 2008 among Franklin Covey Canada, Ltd., a Canadian corporation,  Franklin Covey de Mexico S. de R.L. de C.V., a Mexican company, Franklin Covey Europe, Ltd., a UK registered company, Franklin Covey Client Sales, Inc., a Utah corporation, Franklin Covey Catalog Sales, Inc., a Utah corporation, Franklin Covey Product Sales, Inc., a Utah corporation, and Franklin Covey Printing, Inc., a Utah corporation (collectively, the “Selling Parties”), and Tenant, as amended (the “Purchase Agreement”).  Sublandlord is a related entity to the Selling Parties and will receive a real and material benefit as a result of this Sublease.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.  Intending to be legally bound under this Lease and in consideration of the agreements herein made, and other good and valuable consideration, Sublandlord and Tenant hereby agree as follows:

ARTICLE I

BASIC LEASE PROVISIONS AND DEFINITIONS

1.1 Building and the Properties.  The premises leased hereunder are comprised of portions of the following buildings: Franklin, Washington, Jefferson, Patrick Henry and Adams buildings located in the office park commonly known as 2650 South Decker Lake Boulevard, Salt Lake City, Utah (collectively, the “Building”).  As used herein, the term “Properties” shall mean and refer to that certain real property upon which each of the buildings identified in the foregoing sentence are located, and as further defined in the Master Lease.

1.2 Premises.  The “Premises” are depicted on attached Exhibit A and incorporated by reference and are deemed to consist of approximately 54,676 square feet of Net Rentable Area (defined in Section 2.4).  The parties acknowledge that the Net Rentable Area is broken down into the following areas, which areas are further depicted in Exhibit A: (a) 53,701 rentable square feet (“Office Space”); (b) 975 rentable square feet (“Computer Room”); and (c) 23,280 rentable square feet (“Shared Space”).  As to the Office Space and the Computer Room, Tenant shall have the exclusive right to these areas.  With respect to the Shared Space, Tenant and Sublandlord shall have equal access and rights to such space and shall use such space in common (but to the exclusion of any other persons).  With respect to the Shared Space, Tenant shall only be responsible for rent on 11,640 rentable square feet (or 50%) thereof, as further specified herein.  The following areas shall not be included as Net Rentable Area; however, Tenant and its employees shall have the right to use (i) the wellness center serving the Premises, pursuant to the same arrangement (including but not limited to, fees, membership qualifications, and limitations on use) to which Sublandlord is a party; and (ii) any corridors, elevator lobbies, ground floor lobbies, vestibules, service and freight areas, restrooms, elevator and mechanical rooms, telephone and electrical closets, and other similar facilities provided for the benefit of all tenants of the Building, visitors to the Building, or Sublandlord (such areas collectively defined as “Common Areas”).  Tenant and Tenant’s Agents rights in the Common Areas shall be only to the same extent as those of Sublandlord under the Master Lease.

1.3 Lease Term.  The “Lease Term” shall commence on the Closing Date (as defined under the Purchase Agreement) (the “Commencement Date”), and shall end at midnight on June 30, 2025 (the “Termination Date”), unless terminated earlier in accordance with the terms of this Lease.  The Lease Term may be extended, at Tenant’s option, in accordance with the Lease Extension Addendum attached as Exhibit D.

1.4 Base Rent.  “Base Rent” is collectively the Office Space Base Rent, the Computer Room Base Rent and the Shared Space Base Rent.  Base Rent is to be paid from the Commencement Date through the Termination Date, and is payable on the first day of each month in advance in the amounts set forth below and subject to adjustment as provided in Section 1.6.  Base Rent for any partial month shall be prorated based on the number of days in that month.

1.4.1	“Office Space Base Rent” is $9.00 per rentable square foot, $40,275.75 per month, and $483,309 per year;

1.4.2	“Computer Room Base Rent” is $12.00 per rentable square foot, $975.00 per month, and $11,700.00 per year; and

1.4.3
“Shared Space Base Rent” is $9.00 per rentable square foot for shared space in the Adams, Jefferson, Washington and Patrick Henry buildings, and $12.00 per rentable square foot in the Franklin Building, $10,003.75 per month, and $120,045.00 per year.

1.5 Tenant’s Share of Other Charges and Property Taxes.  (a) “Tenant’s Share” of “Other Charges” (defined in Section 4.3) is 21.27% of such costs as further specified in Section 4.3 below, and (b) “Tenant’s Share” of “Property Taxes” (defined in Section 4.4) is 17.8% of such taxes.  Tenant’s Share is subject to adjustment due to re-measurement of the Net Rentable Area, provided such re-measurement is performed in accordance with the ANSI/BOMA Z65.1-1996 Standard, if any be performed, and documentation evidencing the same is provided to Tenant.

1.6 Adjustment to Base Rent.  Commencing on July 1, 2010 and each July 1 thereafter, Base Rent shall be increased by two percent (2%) of the Base Rent in effect immediately prior to the date of increase.  If Tenant exercises any of the options to extend this Lease, Base Rent shall be increased by the same percentages set forth in the Master Lease.

1.7 Permitted Uses.  The parties acknowledge and agree that Tenant is acquiring this leasehold interest in accordance with the Purchase Agreement, and that as such, Tenant’s predecessor-in-interest has been using the Premises to effectuate the goals and purposes of Tenant’s business.  Tenant may use the Premises in any manner that is consistent with the historical use of the Premises for a period of twenty-four months prior to the Commencement Date, including without limitation, general office use, a photo lab, graphics art production, and a call center (the “Permitted Use”).  Tenant shall not use the Premises for any purpose other than the Permitted Use.  Except as expressly allowed as a Permitted Use, Tenant’s use of the Premises shall be subject to all terms and provisions of the Master Lease, including but not limited to, the obligation to comply with any restrictive covenants applicable to the Premises.  Tenant’s and Sublandlord’s use of the

Premises are subject to the “Rules and Regulations” set forth on attached Exhibit B, as modified and enforced in accordance with Section 13.1.

1.8 Definition of Sublandlord’s Agents and Tenant’s Agents.  “Sublandlord’s Agents” includes any asset manager, property manager, agent, managing agent, affiliate, contractor, employee, director, officer, partner, or servant of Sublandlord, or any corporate or other legal entity affiliated with Sublandlord or third party operator and owner of the Building, and “Tenant’s Agents” includes any agent, officer, employee, servant, partner, independent contractor, licensee, invitee, or visitor of Tenant.

ARTICLE II

PREMISES

2.1 Lease of the Premises; Work Letter.  Sublandlord leases the Premises to Tenant, and Tenant leases the Premises from Sublandlord complete with any improvements thereto, together with the right-in-common to the use of any of the Common Areas (which shall include the wellness center) within the Properties.  Sublandlord agrees to provide the tenant improvement allowance described in Exhibit C (the “Tenant Improvement Allowance”), but has no obligation to construct any improvements in the Premises.

2.2 Condition of the Premises.  Except as otherwise provided in this Lease, by occupying the Premises, Tenant:  (a) acknowledges that it has had full opportunity to examine the Building, including the Premises, and accepts the same in its as-is, where-is condition, without representation or warranty of any kind, and (b) accepts the Premises and acknowledges that the Premises must comply with all requirements imposed upon Sublandlord under the Master Lease.  This Lease does not grant any right to light or air over or about the Premises or Building.

2.3 Signs.  Without the prior written consent of Sublandlord, Tenant shall not erect or install on the exterior of the Building, on any window, or in any lobby, hallway or door therein located, any sign or other type display.  Notwithstanding the foregoing, Sublandlord will provide and install identification letters or numerals on doors of the Premises in the building standard fonts at Tenant’s expense.  Tenant may not use any other signage or lettering without Sublandlord’s prior written consent.  Sublandlord has provided a location in the lobby of the Building a directory of tenant names and locations.  At Tenant’s cost, Sublandlord will provide and install directory strips.

2.4 Net Rentable Area.  The term “Net Rentable Area” means the sum of the net useable area, which is computed by measuring to the inside finish of the Building’s exterior glass line, to the exterior side of partitions that separate the Premises from the Building’s interior non-rentable areas not within the Premises, and to the center of partitions that separate the Premises from adjoining rentable areas.  The parties stipulate that the Net Rentable Area of the Premises is that stated in Section 1.2.

2.5 Relocation.  [INTENTIONALLY DELETED.]

ARTICLE III

COMMENCEMENT DATE

3.1 Commencement Date.  Sublandlord shall make the Premises available for occupancy on the Commencement Date.

3.2 Holding Over.  If Tenant remains in possession of the Premises after the expiration or earlier termination of the Lease Term without the execution of a new lease or an extension hereof, Tenant’s occupancy will be from month-to-month at 110% of the Base Rent due for the last full calendar month during the holdover period plus all other sums due under this Lease and subject to all other provisions and obligations of this Lease that are applicable to a month-to-month tenancy.  The holdover period may be canceled by Sublandlord upon seven (7) days notice to Tenant, and such holdover is a material default hereunder.

ARTICLE IV

RENT

4.1 Payment.  Tenant shall pay Rent to Sublandlord in advance in legal tender of the United States of America, without any notice, demand, set-off or deduction, at the following address:  Franklin Development Corporation, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119, Attn:  Accounts Receivable, or at such place or to such of Sublandlord’s Agents as Sublandlord from time to time designates in writing.  Any Rent payment due hereunder is delinquent if not received by Sublandlord by the due date.  Sublandlord may accept any partial payment of Rent without prejudice to any of Sublandlord’s rights or remedies.  The term “Rent” includes, without limitation, (a) Base Rent, (b) Tenant’s Share of Other Charges, (c) Tenant’s Share of Property Taxes, and (d) other charges and reimbursable costs payable by Tenant in accordance with this Lease.  Items (b), (c) and (d) above may sometimes herein be referred to collectively as “Additional Rent.”  Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to Sublandlord as Rent, shall constitute rent for the purpose of Section 502(b)(7), as it may be amended, of the Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”).

4.2 Base Rent.  Tenant shall pay (with or without receipt of a written statement from Sublandlord) the Base Rent in advance, promptly upon the first day of every month of the Lease Term.  If the initial or final month is less than a full calendar month, the Base Rent for such month will be reduced proportionately.  It is the intent of both parties that the Base Rent herein shall be absolutely net to Sublandlord throughout the Lease Term, and that all costs, expenses and obligations relating to the Building and/or the Premises which may arise or become due during the Lease Term shall be paid by Tenant as hereafter provided.

4.3 Tenant’s Share of Other Charges.  Except for calendar year 2008, Tenant shall pay Tenant’s Share of Other Charges (as defined under the Master Lease).  For the avoidance of doubt, “Other Charges” shall include, without limitation, all management office expenses; all applicable sales and use taxes; expenses incurred for heat, cooling and other utilities; cost of insurance; cost of janitorial and cleaning services, trash collection services, pest control and security services; salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other employees of the Building, including any sales tax imposed upon their service; charges under maintenance and service contracts for elevators, chillers, boilers (if applicable) and controls; window cleaning; building and grounds maintenance; management fees; permits and licenses; all maintenance and repair expenses and supplies, including replacement of light bulbs and ballasts in lighting fixtures; costs (including finance charges) of improvements to the Building, equipment or capital items that are designed to increase safety, improve energy efficiency, accurately process date and/or time data or expand telecommunications service; amortization, depreciation and replacement costs, interest and other expenses incurred with respect to equipment purchased to replace existing equipment, systems or other capital expenditures purchased to comply with the directives of a governing body; costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the Americans with Disabilities Act of 1990 (“ADA”), or any other similar laws of the State of Utah (the “Utah Act”); costs of independent contractors; fees; owner’s association assessments; and all other costs and expenses properly incurred in the operation and maintenance of an office building, to the extent that any of the foregoing are Sublandlord’s responsibility pursuant to the Master Lease.  During the calendar year 2008 (the “Initial Year”), Tenant’s Share of Other Charges shall be deemed to be five dollars and two cents ($5.02) per rentable square foot in the Premises (“Initial Basic Other Charges”), and such amount shall not be subject to adjustment.  Notwithstanding the Master Lease to the contrary, for purposes of this Lease, “Other Charges” shall exclude the cost of any alterations to any portion of the Building not leased by Tenant (except for Common Areas); lease commissions; payment of principal and interest on mortgages of Sublandlord; and costs of Sublandlord of any work or service performed for any tenant at the cost of such tenant.

(a) Except for the Initial Year, prior to the last day of each calendar year during the Lease Term, Sublandlord will provide Tenant with a statement of estimated Other Charges for the upcoming calendar year (based on Sublandlord’s reasonable estimate of anticipated costs).  Beginning January 1 of the upcoming calendar year, Tenant shall pay in twelve (12) equal monthly installments, based on Sublandlord’s estimate, Tenant’s Share of Other Charges.  If Sublandlord reasonably determines that the Other Charges are greater than the estimate, then Sublandlord may deliver to Tenant on the first day of March, June, September or December, the revised amount of Tenant’s Share of Other Charges.  Tenant shall pay to Sublandlord within twenty (20) days of notification of the revised amount, the difference between the previous estimate and the revised estimate for the expired portion of the current calendar year.  Monthly installments of Tenant’s Share of Other Charges will be increased for the months following Tenant’s receipt of the revised estimate to one-twelfth (1/12) of the revised estimate of Tenant’s Share of Other Charges.

(b) Not more than one hundred eighty (180) days following the last day of each calendar year, Sublandlord will provide Tenant with a written comparison of the amount of the estimated Tenant’s Share of Other Charges paid for the calendar year (or partial calendar year) just ended to Tenant’s Share of Other Charges actually incurred for such calendar year, along with back-up documentation supporting and verifying the actual Other Charges, to the extent the same is in Sublandlord’s possession or control.  If Tenant inquires regarding back-up documentation, Sublandlord shall reasonably cooperate with Tenant in obtaining any further back-up documentation requested by Tenant.  If the amount of the estimated Tenant’s Share of Other Charges charged to Tenant for such prior calendar year (or partial calendar year): (A) exceeds the amount Tenant should have been charged, Sublandlord shall give Tenant a credit toward the next Base Rent and Additional Rent (applicable to Other Charges) (or if in the last year of the Lease Term, refund the excess) due, and such credit shall continue until such time as it has been used in its entirety, (B) is less than the amount Tenant should have been charged, Tenant shall pay Sublandlord, as Additional Rent, the difference (provided, however, that such amount shall not exceed the cap provided under subsection (c) below) within twenty (20) days following Tenant’s receipt of such written comparison and back-up documentation, to the extent the same is in Sublandlord’s possession or control.  If Tenant inquires regarding back-up documentation,

 Sublandlord shall reasonably cooperate with Tenant in obtaining any further back-up documentation requested by Tenant.  For purposes of determining the adequacy of the back-up documentation submitted by Sublandlord, for any Other Charges that are the result of a charge under the Master Lease, then the extent of documentation received by Sublandlord from Prime Landlord shall be deemed sufficient to satisfy such requirement.  Any delay or failure of Sublandlord in billing any Other Charge escalation is not a waiver of and does not impair the continuing obligation of Tenant to pay such escalation.  Tenant is not entitled to a refund or credit if Other Charges for any calendar year are less than the Initial Basic Other Charges.

(c) Notwithstanding anything to the contrary in this Section 4.3, (i) the percentage increase in Tenant’s Share of Other Charges from one calendar year to the next shall be limited to the lesser of the Other Charges incurred by Sublandlord or the percentage increase in “CPI” (as defined below), during the same period, and (ii) under no circumstances shall Tenant be required or obligated to pay for any Other Charges that are not a pass-through expense being charged by Prime Landlord under the Master Lease or a direct monetary obligation imposed against Sublandlord pursuant to the Master Lease for which Tenant is responsible under this Lease.  Sublandlord and Tenant acknowledge and agree that it is the intent of the parties and this Sublease that Tenant shall only be liable for Tenant’s Share of actual costs incurred by Sublandlord in connection with the Master Lease and that there shall be no mark-up or profit relative to Rent charged under this Lease.  For the purposes of calculating the cap in Other Charges increase, the parties shall use the Consumer Price Index for All Urban Consumers (CPI-U): U.S. city average, by expenditure category and commodity and service group, 1982-84=100, All items (“CPI”).

4.4 Tenant’s Share of Property Taxes.  Tenant shall pay Tenant’s Share of Property Taxes (as defined under the Master Lease).  Notwithstanding the foregoing, “Property Taxes” does not include any interest or penalties paid by Sublandlord as a result of Sublandlord’s failure to pay Property Taxes when due and payable, any net income, franchise or capital gains tax, inheritance tax or estate tax imposed or constituting a lien upon Sublandlord or all or any part of the Properties.

(a) Prior to the last day of each calendar year during the Lease Term, Sublandlord will provide Tenant with a statement of estimated Property Taxes for the upcoming calendar year (based upon Sublandlord’s reasonable estimate of anticipated Property Taxes).  Beginning January 1 of the upcoming calendar year, Tenant shall pay in twelve (12) equal monthly installments, based on Sublandlord’s estimate, Tenant’s Share of Property Taxes.  If, at any time during the calendar year, Sublandlord determines in its reasonable discretion that the Property Taxes are greater than the estimate, then Sublandlord may deliver to Tenant the revised amount of Tenant’s Share of Property Taxes.  Tenant shall pay to Sublandlord within twenty (20) days of notification of the revised amount, the difference between the previous estimate and the revised estimate for the expired portion of the current calendar year.  Monthly installments of Tenant’s Share of Property Taxes will be increased for the months following Tenant’s receipt of the revised estimate to one-twelfth (1/12) of the revised estimate of Tenant’s Share of Property Taxes.

(b) Not more than one hundred eighty (180) days following the last day of each calendar year, Sublandlord will provide Tenant with a written comparison of the amount of the estimated Tenant’s Share of Property Taxes paid for the calendar year (or partial calendar year) just ended to Tenant’s Share of Property Taxes actually incurred for such calendar year.  If the amount of the estimated Tenant’s Share of Property Taxes charged to Tenant for such prior calendar year (or partial calendar year): (A) exceeds the amount Tenant should have been charged, Sublandlord will give Tenant a credit toward the next Base Rent and Additional Rent (or if in the last year of the

Lease Term, refund the excess within twenty (20) days following preparation of the written comparison) due, whichever is sooner due, and such credit shall continue until such time as it has been extinguished or used in its entirety, (B) is less than the amount Tenant should have been charged, Tenant shall pay Sublandlord, as Additional Rent, the difference within twenty (20) days following Tenant’s receipt of such written comparison.  Any delay or failure of Sublandlord in billing any excess Property Taxes escalation is not a waiver of and does not impair the continuing obligation of Tenant to pay such escalation.

(c) Notwithstanding any provision of this Section 4.4 to the contrary, under no circumstances shall Tenant be required or obligated to pay all or any portion of Tenant’s Share of Property Taxes that are not a pass-through being charged by Prime Landlord under the Master Lease or a direct monetary obligation imposed against Sublandlord pursuant to the Master Lease for which Tenant is responsible under this Lease.

4.5 Other Impositions.  Together with related interest and penalties, Tenant shall:  (a) reimburse Sublandlord for any increase in ad valorem taxes that Sublandlord becomes obligated to pay where such ad valorem tax pertains directly to the Premises, (b) pay all license and permit fees and all taxes levied or assessed by governmental authorities by virtue of:  (i) any leasehold improvements to the Premises made at Tenant’s direction or which Sublandlord is required to make (either hereunder or under the Master Lease) and during Tenant’s occupancy of the Premises (excluding improvements identified in the Work Letter), (ii) Tenant conducting business or operating the Premises, (iii) Tenant’s Agents or Tenant’s employees or contractors, (iv) Tenant’s personal property, and (v) Tenant’s assets or sales, and (c) pay the cost of any additional electronic security badges requested by Tenant, as the same are required for access to the Building.  Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for the payment of any expenses or costs where such expenses or costs arose as the result of Sublandlord’s failure to pay a tax, fee, assessment or similar expense when due and payable, or any net income, franchise or capital gains tax, inheritance tax or estate tax imposed or constituting a lien upon Sublandlord or all or any part of the Properties.

4.6 Tax Protest.  To the extent permitted by law: (a) Tenant hereby waives any right it may have under Utah law to protest or appeal Property Taxes or the value of the Building; and (b) Tenant hereby assigns to Sublandlord any rights of Tenant to appeal or protest Property Taxes or the value of the Building.  Notwithstanding the foregoing, Sublandlord shall provide Tenant with written notice of any application, filing or other written protest Sublandlord makes or submits relating to Property Taxes prior to the filing or submission of such notice and, upon a successful outcome of such protest, Sublandlord will reimburse Tenant’s Share of such refund, less any reasonable costs or expenses incurred in connection with such protest.  Sublandlord shall not suffer or permit any action in protesting the Property Taxes to result in Tenant’s loss of its right to quiet enjoyment of the Premises.

ARTICLE V

SUBLANDLORD’S SERVICES

5.1 Electricity.  So long as Tenant is not in Default, Sublandlord will furnish or cause to be furnished electricity for normal business usage.  Tenant’s use of electricity in the Premises may not at any time exceed the capacity of the electrical conductors and equipment serving the Premises.  In addition, Tenant shall not, without the prior written consent of Sublandlord, use any apparatus or device which causes a material increase in the amount of electricity usually furnished above and beyond the Permitted Use.  Without Sublandlord’s prior written consent, Tenant may not:  (i) connect electrical equipment that consumes more than that permitted by the building standard specifications or (ii) make any material alteration or addition to the electrical system of the Premises.  If Sublandlord grants consent, Tenant shall be responsible for the cost of additional risers or other required equipment.  For any electricity used by Tenant that is not separately metered and is in excess of the average monthly use for the twelve (12) month period immediately prior to the Commencement Date (the “Baseline Period”), Tenant shall be responsible for the cost of such excess usage where Tenant is the sole cause of such excess usage and Sublandlord has reasonably determined the cost of such excess usage based on a comparison relating to the Baseline Period.  If the electricity is separately metered, then in such event Tenant shall be responsible for payment of any excess usage over and above the average monthly use for the Baseline Period.

5.2 Air-Conditioning.  So long as Tenant is not in Default, Sublandlord will furnish or cause to be furnished to the Premises Monday through Friday from 7:30 a.m. to 6:00 p.m. (but, not on Saturdays, Sundays, or federal or state holidays) (“Business Hours”) air-conditioning at reasonable temperatures to provide reasonably comfortable occupancy of the Premises under Normal Business Conditions (defined below) (excepting any areas that develop excessive heat from machines, lights, sun, overcrowding or other sources).  “Normal Business Conditions” for maintaining reasonably comfortable temperatures are those conditions in existence during the twelve (12) month period immediately prior to the Commencement Date.  Tenant shall be allowed to access the controls to turn on the air-conditioning to the Premises outside of Business Hours to the extent of Sublandlord’s access to such controls in accordance with the Master Lease.

5.3 Heat.  So long as Tenant is not in Default, Sublandlord will furnish or cause to be furnished to the Premises during Business Hours during times of the year that heating is necessary to heat the Premises at reasonable temperatures to provide reasonably comfortable occupancy of the Premises under Normal Business Conditions.  Tenant shall be allowed access to the controls to turn on the heating to the Premises outside of Business Hours to the extent of Sublandlord’s access to such controls in accordance with the Master Lease.

5.4 Janitorial Services.  So long as Tenant is not in Default, Sublandlord will furnish or cause to be furnished to the Premises janitorial services adequate to keep the Premises, including the Common Areas, in a neat, clean and orderly fashion at the same standard as during the twelve (12) month period immediately prior to the Commencement Date.  Tenant shall pay Sublandlord for the actual cost incurred by Landlord for janitorial services to the Premises (so long as such costs are not being charged in connection with the Other Charges).

5.5 Water.  So long as Tenant is not in Default, Sublandlord will furnish or cause to be furnished to the Common Areas and the Premises water for drinking, lavatory (including warm water at reasonable temperatures) and toilet purposes.  Tenant will not install any equipment that uses water without Sublandlord’s prior written consent.  Tenant shall not use any water above and beyond what would be reasonably expected considering the Permitted Use of the Premises.  Sublandlord reserves the right to install a water meter for the Premises, and thereafter Tenant shall pay for water based upon its usage.  Tenant shall reimburse Sublandlord the actual cost of installation of the water meter within twenty (20) days after demand and receipt of back-up documentation.

5.6 No Liability.  Unless caused by the negligence of Sublandlord, no interruption or malfunction of any utility or telephone service is a breach by Sublandlord, an eviction or disturbance of Tenant, release Tenant from any obligation, or grant Tenant any right to offset or rent abatement, and neither Sublandlord nor Sublandlord’s Agents shall be liable for damages (consequential or otherwise) in such event.

5.7 Utility Deregulation.  Sublandlord has advised Tenant that presently PacifiCorp, d/b/a Utah Power (“Electric Service Provider”) is the utility company selected by Sublandlord to provide electric service for the Building.  Notwithstanding the foregoing, if permitted by law, Sublandlord has the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electric service (each such company is hereinafter referred to as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider.

(a) Tenant will cooperate with Sublandlord, the Electric Service Provider, and any Alternate Service Provider at all times, and, as reasonably necessary, shall allow Sublandlord, Electric Service Provider and any Alternate Service Provider reasonable access to the electric lines, feeders, risers, wiring, and any other machinery within the Premises; provided, however, that such access shall not unreasonably interfere with Tenant’s business operations or shall be conducted in such a way as to minimize interference with Tenant’s business operations.

(b) Sublandlord is in no way liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, unless caused by Sublandlord’s gross negligence or willful misconduct, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements (collectively, an “Electrical Disruption”), and no such Electrical Disruption will constitute an actual or constructive eviction, in whole or in part, nor will it entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under the Lease unless such Electrical Disruption is caused by Sublandlord’s willful misconduct or gross negligence.

5.8 Utility Costs.  Except as otherwise provided herein, all utility costs provided for in this Section 5 shall be considered part of the Other Charges and passed through to Tenant as part of Tenant’s Share.

ARTICLE VI

TENANT’S CARE OF PREMISES

6.1 Waste.  Neither Tenant nor Tenant’s Agents will commit waste, and Tenant will keep the Premises and the fixtures therein in good repair.  Tenant shall be responsible for maintenance and repair of appliances and shall pay for unstopping any drains or water closets in the Premises.  If: (a) Tenant fails to make repairs to the Premises, or (b) any act or neglect of Tenant or Tenant’s Agents results in damage to the Premises or the Building, Sublandlord may repair such damage, and within ten (10) days of receipt of Sublandlord’s invoice, Tenant shall reimburse Sublandlord for the actual cost thereof.  Neither Tenant nor Tenant’s Agents will deface or injure the Building, and Tenant will pay the cost of repairing any damage or injury done to the Building or any part thereof by Tenant or Tenant’s Agents.  Tenant will participate in any Sublandlord required recycling program; provided, however, that Sublandlord shall credit Tenant’s Share of any receipts or income from the recycling program against Tenant’s Share of Other Charges.

6.2 Alterations, Additions or Improvements.  Tenant may not make any alterations, improvements, door lock changes or other modifications to the Premises or move Tenant’s furnishings, equipment or other property into or out of the Premises or Building without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Any requests by Tenant to alter the Premises shall be in writing and in sufficient detail to allow Sublandlord to determine the extent of the alteration to be made.  Tenant shall give Sublandlord notice sufficient to allow Sublandlord to file a Notice of Non-responsibility or to take any other similar action in advance of the commencement of any alterations.  All alterations, additions or improvements (including, but not limited to carpets, drapes and anything bolted, nailed or otherwise secured in a manner customarily deemed to be permanent) are fixtures, not subject to attachment of a mechanic’s or materialman’s lien, and will become the property of Sublandlord and remain in the Premises at the end of the Lease Term, unless such alterations, additions or improvements constitute Trade Fixtures.  As used herein, “Trade Fixtures” shall mean and refer to property placed on or annexed to rented real estate by Tenant for the purpose of the conduct of Tenant’s business particular to its Permitted Use.  To the extent required by law, Tenant shall use union labor to perform Tenant’s construction or repair work, and comply with any collective bargaining or labor agreement to which Sublandlord is a party.  If Sublandlord shall be damaged as a result of any breach by Tenant of this covenant, Tenant agrees to pay to Sublandlord the amount of such damage.  Except for Trade Fixtures, all alterations, additions or improvements made in or upon the Premises, either by Sublandlord or Tenant in order to comply with Title III of the Americans with Disabilities Act of 1990 (“ADA”), or any other similar laws of the State of Utah (the “Utah Act”) are Sublandlord’s property on termination of this Lease and shall remain on the Premises without compensation to Tenant.  Sublandlord may require Tenant to remove any Trade Fixtures upon the termination or expiration of this Lease.  If Sublandlord requires removal of a Trade Fixture in accordance with the foregoing sentence, and Tenant fails to comply with such request within twenty (20) days after written notice from Sublandlord, Sublandlord may remove the Trade Fixture at Tenant’s cost, and Tenant shall pay Sublandlord upon demand all costs incurred by Sublandlord in removing the Trade Fixture.

Notwithstanding anything to the contrary herein, with respect to the portion of the Premises located in the Adams building and used for retail purposes as of the Commencement Date (the “Retail Portion”), upon the expiration or sooner termination of this Lease, Tenant shall remove all of its equipment, fixtures, and Trade Fixtures therefrom, together with any personal property of Tenant, and shall repair all damage caused by such removal, all at Tenant’s sole cost and expense.  Such repairs shall include, but not be limited to, repairing damage to walls and floors resulting from the removal of shelving, and repainting the walls and resurfacing the floors.  In addition to the required removal and repairs, the Retail Portion shall otherwise be surrendered in as good a condition as it currently exists, reasonable wear and tear excepted.

Tenant’s performance of its obligations to maintain, repair and remove the Tenant’s furnishings, equipment or other property may be conducted only by contractors and subcontractors approved in writing by Sublandlord, and Sublandlord shall not unreasonably withhold its approval of such contractors and subcontractors.  The contractors and/or subcontractors shall carry insurance in amounts and with companies as customarily required in connection with the work to be performed by such contractors or subcontractors.  Such contractors and subcontractors must provide Sublandlord with certificates of insurance prior to commencement of work, and such certificates shall list Sublandlord and its asset manager, property manager, managing agent and any other designee of Sublandlord as additional insureds.

6.3 No Overloading.  Tenant will not overload the floors of the Premises.  Tenant shall not place a load upon the floor of the Premises exceeding the load per square foot that such floor was designed to carry, as determined by Sublandlord or its structural engineer.  Partitions shall be considered as part of the load.  Sublandlord may prescribe the weight and position of all safes, files and heavy equipment that Tenant desires to place in the Premises, so as to distribute their weight properly.  Tenant’s business machines and mechanical equipment shall be installed and maintained so as not to transmit noise or vibration to the Building structure or to any other space in the Building.  Tenant shall be responsible for the cost of all structural engineering required to determine structural load and all acoustical engineering required to address any noise or vibration caused by Tenant.

6.4 No Liens.  Sublandlord’s title is and always will be paramount to the title of Tenant, and Tenant will not do any act which encumbers Sublandlord’s title or subjects the Premises or the Building or any part of either to any lien, unless Tenant is making an alteration, improvement or modification as permitted in connection with Section 6.2.  Tenant must immediately remove any and all liens or encumbrances which are filed against the Premises or the Building as a result of any act or omission of Tenant or Tenant’s Agents.  If Tenant fails to remove any such lien within thirty (30) days of receipt of notice thereof, then Sublandlord may, but is not obligated to, remove such lien, and Tenant shall pay all reasonable costs of removal or bonding the lien, plus interest at the Default Rate, to Sublandlord upon demand.

6.5 Property and Improvements at Tenant’s Risk.  All personal property, betterments and improvements in the Premises, the Building, parking areas or related facilities, whether owned, leased or installed by Sublandlord, Tenant or any other person, are at Tenant’s sole risk, and neither Sublandlord nor Sublandlord’s Agents will be liable for any damage thereto or loss thereof from any cause, including but not limited to theft, misappropriation, casualty, overflowing or leaking of the roof, the bursting or leaking of water, sewer or steam pipes, or from heating or plumbing fixtures, unless caused by Sublandlord’s or Sublandlord’s Agent’s negligence.

6.6 Flammables, Explosives or Toxic Substances.  Except for household cleaners in quantities typically used in connection with office use, Tenant will not use or permit in the Premises or the Building any flammable or explosive material, toxic substances, environmentally hazardous materials (as defined below) or other items hazardous to persons or property.  Tenant will not use the Premises in a manner that (a) invalidates or is in conflict with fire, insurance, life safety or other policies covering the Building or the Premises, or (b) increases the rate of fire or other insurance on the Building or the Premises.  If any insurance premium is higher than it otherwise would be due to Tenant’s failure to comply with this section, Tenant shall reimburse Sublandlord as Additional Rent, that part of Sublandlord’s insurance premiums that are charged because of Tenant’s failure.

6.7 Hazardous Materials Defined.  “Hazardous Materials” means:  (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.) (“RCRA”), as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” being “released” in “reportable quantity” as such terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), as amended from time to time, and regulations promulgated thereunder; (c) asbestos; (d) polychlorinated biphenyls; (e) urea formaldehyde insulation; (f) “hazardous chemicals” or “extremely hazardous substances”, in quantities sufficient to require reporting, registration, notification or special treatment or handling under the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001, et seq.) (“EPCRA”), as amended from time to time and regulations promulgated thereunder; (g) any “hazardous chemicals” in levels that would result in exposures greater than those allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.) (“OSHA”), as amended from time to time and regulations promulgated thereunder; (h) any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under Section 6, 7 or 8 of the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.) (“TSCA”) as amended from time to time and regulations promulgated thereunder; (i) any toxic or hazardous chemicals described in the Occupational Safety and Health Standards (29 C.F.R. 1910.1000-1047) in levels which would result in exposures greater than those allowed by the permissible exposure limits pursuant to such regulations; (j) the contents of any storage tanks, whether above or below ground; (k) medical wastes; (l) materials related to those described in subparagraphs (a) through (k) hereof; and (m) anything defined as hazardous or toxic under any now existing or hereinafter enacted statute.

6.8 Environmental Regulations Defined.  “Environmental Regulations” means any law, statute, regulation, order or rule now or hereafter promulgated by any Governmental Authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as same may be amended from time to time, including without limitation, the following: (a) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (b) Marine Protection, Research and Sanctuaries Act (33 U.S.C. §§ 1401-1445); (c) the Clean Water Act (33 U.S.C. §§ 1251 et seq.); (d) RCRA, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.); (e) CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (f) TSCA; (g) the Federal Insecticide, Fungicide and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.); (h) the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); (i) OSHA; (j) the Hazardous Liquid Pipeline Safety Act (49 U.S.C. §§ 2001 et seq.); (k) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.); (l) the Noise Control Act of 1972 (42 U.S.C. §§ 4901 et seq.); (m) EPCRA; (n) National Environmental Policy Act (42 U.S.C. §§ 4321-4347); and (o) Medical Waste Tracking Act of 1988 (42 U.S.C. §6992).

6.9 Compliance; Environmental Compliance.  Tenant will observe and comply promptly with all present and future legal requirements of governmental authorities and insurance requirements relating to or affecting the Premises, any Tenant sign, or the use and occupancy of the Premises or incident to Tenant’s occupancy of the Building and its use thereof.  Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with ADA or the Utah Act, nor is any provision of this Lease intended to violate ADA, and any provision that does so is hereby modified to allow compliance or deleted as necessary.  Tenant will not use or permit the Premises to be used in violation of any Environmental Regulations.  Tenant assumes sole and full responsibility for, and will remedy at its cost, all such violations, provided that Tenant must first obtain Sublandlord’s written approval of any remedial actions, which approval Sublandlord may not unreasonably withhold.  Except for household cleaners in quantities typically used in connection with office use, Tenant will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials, nor will Tenant permit or allow any third party to do so, without Sublandlord’s prior written consent.  Sublandlord’s election to conduct inspections of the Premises is not approval of Tenant’s use of the Premises or any activities conducted thereon, and is not an assumption by Sublandlord of any responsibility regarding Tenant’s use of the Premises or Hazardous Materials.  Tenant’s compliance with the terms of this Section 6.9 and with all Environmental Regulations is at Tenant’s sole cost.  Tenant will pay or reimburse Sublandlord for any costs or expenses incurred by Sublandlord, including reasonable attorneys’, engineers’, consultants’ and other experts’ fees and disbursements incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including, without limitation, above and below ground testing.  Sublandlord and Sublandlord’s Agents are hereby authorized to enter upon the Premises for such purposes.  Tenant will supply Sublandlord with historical and operational information regarding the Premises, including without limitation, all reports required to be filed with governmental agencies, as may be reasonably requested by Sublandlord to facilitate site assessment, and will make available for meetings with Sublandlord or Sublandlord’s Agents, appropriate personnel having knowledge of such matters.  If Tenant fails to comply with the provisions of this Section 6.9, or if Sublandlord receives notice or information asserting the existence of any Hazardous Materials, Sublandlord has the right, but not the obligation, without in any way limiting Sublandlord’s other rights and remedies, to enter upon the Premises or to take such other actions Sublandlord deems necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises.  Tenant shall pay to Sublandlord on demand as Additional Rent all reasonable costs and expenses paid or incurred by Sublandlord in the exercise of any such rights.  Tenant will notify Sublandlord in writing, immediately upon the discovery, notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Tenant, Tenant’s Agents, its successors or assigns the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section 6.9, together with a full description thereof.  Breach of this Section 6.9 is a Default under this Lease.

6.10 Termination and Surrender.  Upon termination of this Lease, Tenant must:  (a) surrender any keys, electronic ID cards, and other access devices to Sublandlord at the place then fixed for the payment of rent, (b) remove all Trade Fixtures from the Premises, unless Tenant elects to leave a Trade Fixture(s) and Sublandlord consents to the non-removal of the Trade Fixture, (c) surrender the Premises in “broom clean” condition, (d) except for reasonable wear and tear resulting from normal use in light of the Permitted Use, surrender the Premises and fixtures in the condition in which Tenant received them, and (e) deliver the Premises to Sublandlord free of any and all Hazardous Materials not delivered or brought to the Premises by Tenant or Tenant’s Agents.  Tenant shall surrender the Premises free and clear of all mechanic’s or materialmen’s liens, and this obligation shall survive the termination of the Lease.

6.11 Tenant’s Supplemental Security Measures.  Subject to the terms of Section 6.2 above and this Section 6.11, Tenant shall be permitted to install its own supplemental security measures at the Premises.

(a) Tenant agrees that all of its supplemental security measures shall be subject to Sublandlord’s prior written approval, which approval shall not be unreasonably withheld.  Sublandlord shall not grant approval to any supplemental security measures that interfere or are incompatible with Sublandlord’s security measures for the Building or consist of armed guards.

(b) If Tenant elects to install any supplemental security measures at the Premises, Tenant agrees to use reasonable efforts to coordinate its security functions with Sublandlord and cooperate to develop procedures with Sublandlord to implement Tenant’s supplemental security measures in an efficient and effective manner.

(c) Tenant will keep and maintain, in good working order, condition, and repair, its supplemental security measures, and will make all repairs and replacements thereto.  Tenant agrees to pay all costs and expenses of its supplemental security measures, including, but not limited to, installation, maintenance, repair, and replacement costs.

(d) Tenant agrees that in no event shall Sublandlord, or its agents and employees, have any liability or responsibility for the effectiveness of any of Tenant’s supplemental security measures.

ARTICLE VII

TRANSFER OF INTEREST, PRIORITY OF LIEN

7.1 Assignment and Sublease.  Tenant may assign this Lease or sublet all or a portion of the Premises without the prior written consent of Sublandlord in the following instances: (i) the assignment or sublease is to an affiliate or subsidiary of Tenant; (ii) the assignment or sublease occurs jointly and concurrently with or to the same assignee or affiliate of the assignee under or in connection with that certain Master License Agreement dated as of the Commencement Date, to which Tenant and Sublandlord are parties (the “Master License Agreement”), and such assignee or sublessee expressly agrees in writing to assume all of the obligations of Tenant hereunder; or (iii) Tenant has obtained the consent of Landlord to a sublease of all or a portion of the Premises.  Notwithstanding that Sublandlord’s consent is not required for transfers pursuant to clauses (i)-(iii) above, each such assignment or sublease shall only be made upon the obtaining of the prior written consent of Landlord as required in connection with the Master Lease (and Sublandlord agrees to cooperate to obtain such consents, if required, from Landlord).  Except as provided in the foregoing sentence, Tenant shall not, and shall not have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Lease or any of its rights or obligations under this Lease without the prior written consent of Sublandlord, which consent shall not be unreasonably conditioned, withheld or delayed.

7.2 Right of First Refusal.  Unless such assignment or subletting is being made in accordance with items (i), (ii) or (iii) above, if Tenant shall desire to assign this Lease or to further sublet all or any portion of the Premises, Tenant shall give Sublandlord notice thereof (the “Marketing Notice”), which shall be accompanied by:

(a) If a sublease of an entire floor or floors, a notice identifying such floor or floors and if a sublease of less than an entire floor or floors, a description of the portion of the Premises that Tenant proposes to sublet, together with a floor plan thereof; and

(b) A notice of all of the material and economic terms and conditions of the proposed assignment or sublease (other than the identity of the proposed assignee or subtenant if not yet known to Tenant), including:

(i) The proposed commencement date;

(ii) The term of the proposed sublease;

(iii) The fixed rent;

(iv) All regularly scheduled items of additional rent;

(v) The base year for all escalations;

(vi) Any rental concession;

(vii) The amount of any tenant improvement allowance in connection with the sublease;

(viii) Any work to be performed by Tenant to prepare the Premises for occupancy by the proposed subtenant or assignee;

(ix) Any consideration to be paid for the acquisition of the Premises by reason of such assignment or sublease, or for the acquisition of the leasehold improvements, fixtures or Tenant’s furniture or equipment;

(x) Any takeover obligation;

(xi) Any options to be granted to the proposed subtenant;

(xii) The nature and character of the business of the proposed assignee or subtenant and its proposed use of the Premises; and

(xiii) Any banking, financial, or other credit information with respect to the proposed assignee or subtenant reasonably sufficient to determine the financial responsibility of the proposed assignee or subtenant.

(c) Such Marketing Notice shall be deemed an offer from Tenant to Sublandlord whereby Sublandlord shall then have the option (the “Recapture Option”), which may be exercised by notice (the “Recapture Notice”) given to Tenant within fifteen (15) days after Sublandlord’s receipt of the Marketing Notice.

If Sublandlord does not timely deliver the Recapture Notice to Tenant, Tenant shall be free to sublease the Premises or assign this Lease to any third party, subject to the restrictions set forth in Section 7.1 above.

7.3 Subordination.  Tenant agrees to be bound by the provisions of Section 21.1, 21.2 and 21.3 (“Subordination Provisions”) of the Master Lease; provided, however, that Sublandlord agrees to afford to Tenant any of the rights provided to Sublandlord in connection with the Subordination Provisions.  The parties acknowledge that in connection with the Purchase Agreement, certain consents, estoppels and non-disturbance agreements are being sought from Landlord and Landlord’s lender(s).

7.4 Sublandlord’s Lien.  In addition to any statutory lien and security interest, in consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Sublandlord a lien and security interest (“Sublandlord’s Lien”) in all of Tenant’s personal property and all Trade Fixtures now or hereafter placed in the Premises (“Tenant’s Property”) to secure payment of Rent and other sums that become due under this Lease.  The provisions of this section constitute a security agreement under the Uniform Commercial Code (the “Code”) so that Sublandlord has and may enforce a security interest on Tenant’s Property.  Tenant authorizes Sublandlord to file a financing statement describing the above collateral.  In addition to any other remedies provided by law or under this Lease, Sublandlord is entitled to all the rights and remedies afforded a secured party under the Code with respect to Tenant’s Property.  Sublandlord’s Lien shall terminate upon (i) the termination of this Lease, or (ii) the assignment or sublease of all or a portion of the Premises, provided that any assignee or sublessee shall have first agreed to subject its personal property located or to be located on the Premises to Sublandlord’s Lien and the provisions of this Section 7.4.  With respect to any sublease of a portion of the Premises, Sublandlord’s Lien shall only be released with respect to Tenant’s Property located in that portion of the Premises being subleased.  Sublandlord agrees to execute any documentation reasonably requested by Tenant within five (5) business days thereof to evidence the termination or partial termination of Sublandlord’s Lien in accordance with the provisions of this Section 7.4.  Tenant shall not be deemed to be in violation of this Section 7.4 or Section 6.2 for any of Tenant’s Property that is moved, sold or transferred from the Premises in the ordinary course of business.

ARTICLE VIII

DAMAGE AND DESTRUCTION; EMINENT DOMAIN

8.1 Damage and Destruction.  If the Building is totally destroyed by fire, tornado or other casualty or if the Premises or the Building are so damaged that rebuilding or repairs cannot be completed within ninety (90) days after the date of such damage, Sublandlord may at their option terminate this Lease, and Rent will abate for the unexpired portion of the Lease Term effective as of the date of such damage.  If the Building or the Premises are damaged by fire, tornado or other casualty covered by Sublandlord’s insurance, and rebuilding or repairs can be completed within ninety (90) days after the date of such damage, or if the damage is more serious and Sublandlord do not elect to terminate this Lease, within sixty (60) days after the date of such damage, Sublandlord will commence to rebuild or repair the Building and the Premises and will proceed with reasonable diligence to restore the Building and Premises to substantially the same condition that existed immediately prior to the casualty; provided, however, Sublandlord will not rebuild, repair or replace Tenant’s furniture, fixtures, equipment or the improvements where Sublandlord is not entitled to receipt of insurance proceeds allocated for such furniture, fixtures, equipment or improvements.  Sublandlord will allow Tenant a fair diminution of Base Rent during the time and to the extent that the Premises are unfit for Tenant’s use in the ordinary conduct of Tenant’s business, which abatement will continue only until the earlier of (a) thirty (30) days following the completion of Sublandlord’s restoration of the Building and Premises as herein provided and receipt of a certificate of occupancy for the Premises or (b) the completion of Tenant’s repairs.  Any insurance carried by Sublandlord or Tenant against loss or damage to the Building or to the Premises is for the sole benefit of the party carrying such insurance and under its sole control, and Sublandlord’s obligation to rebuild or restore hereunder is limited to the extent of recoverable insurance proceeds available therefor.  If any mortgagee under a deed of trust, security agreement or mortgage on the Building requires the insurance proceeds to be used to retire debt, Sublandlord will have no obligation to rebuild, and this Lease will terminate upon notice to Tenant.

8.2 Eminent Domain.  If the whole Premises are taken or condemned, or purchased in lieu thereof, by any government authority for any public or quasi-public use or purpose, then, this Lease will terminate from the time when the possession is required for such use or purpose.  The Rent will be prorated to the date when the possession is required.  If any part of the Premises, including the Common Areas, are taken, Sublandlord will notify Tenant in writing, and Tenant will have the option to cancel this Lease, by giving Sublandlord written notice within twenty (20) days after receipt of such notice from Sublandlord.  If Tenant exercises the option, then cancellation will be effective and the Rent will be pro-rated to the date when Tenant vacates the Premises.  If Tenant is not entitled to cancel the Lease or, if it is entitled to do so, but does not exercise its option, as of the date when possession is required, the Rent will be reduced in the proportion that the Net Rentable Area contained in the remaining Premises bears to the Net Rentable Area contained in the

Premises before the taking.  Any award of proceeds resulting from a condemnation or sale in lieu thereof of the whole or part of the Premises will belong solely to Sublandlord and Tenant hereby waives any right to make any claim therefor as the result of this Lease.  Provided, however, that Sublandlord is not entitled to any award for relocation expenses and the taking Tenant’s Property specifically awarded to Tenant.

ARTICLE IX

LIABILITY; INDEMNIFICATION; INSURANCE

9.1 Waiver of Claims.  To the extent permitted by law, Sublandlord will not be liable for, and Tenant releases Sublandlord and Sublandlord’s Agents from and waives all claims for, damage to person or property that Tenant or any occupant of the Building or Premises sustains resulting from:  (a) any part of the Building or Premises or any equipment or appurtenances becoming out of repair which is not required to be maintained by Sublandlord, (b) any accident in or about the Building which is not the result of Sublandlord’s negligence, or (c) directly or indirectly any act or neglect of Tenant, Tenant’s Agents, any occupant of the Building or of any other person, including Sublandlord and Sublandlord’s Agents.  Subject to the foregoing sentence and subject to Section 6.5, the liability of Sublandlord and Sublandlord’s Agents for any injury, loss or damage to any person or property on or about the Premises will be limited to those directly and solely caused by the negligence, gross negligence or willful misconduct of Sublandlord or Sublandlord’s Agents.  To the extent permitted by law, Tenant will not be liable for, and Sublandlord releases Tenant and Tenant’s Agents from and waives all claims for, damage to person or property that Sublandlord or any occupant of the Building or Premises sustains resulting from:  (a) any part of the Building or Premises or any equipment or appurtenances becoming out of repair which is not required to be maintained by Tenant, (b) any accident in or about the Building which is not the result of Tenant’s negligence, or (c) directly or indirectly any act or neglect of Sublandlord, Sublandlord’s Agents, any occupant of the Building or of any other person, including Tenant and Tenant’s Agents.  Subject to the foregoing sentence and subject to Section 6.5, the liability of Tenant and Tenant’s Agents for any injury, loss or damage to any person or property on or about the Premises will be limited to those directly and solely caused by the negligence, gross negligence or willful misconduct of Tenant or Tenant’s Agents.

9.2 Indemnification.

(a) Tenant indemnifies Sublandlord and Sublandlord’s Agents from any loss, cost or expense:  (i) due to injury to or destruction of life or property directly or indirectly arising out of Tenant’s use and occupancy of the Building, (ii) due to damage to or destruction of the Building structure, or any part thereof, or of any abutting real property caused by or attributable to the act, omission or negligence of Tenant or Tenant’s Agents, or (iii) caused by or attributable to Tenant’s failure to perform its obligations under this Lease.  Tenant will employ counsel reasonably satisfactory to Sublandlord, or at Sublandlord’s option, Sublandlord may retain its own counsel at the expense of Tenant, to prosecute, negotiate and defend any such claim, action or cause of action; provided, however, that Tenant shall only be required to reimburse the foregoing expenses so long as they are reasonable.  Sublandlord has the right to compromise or settle any such claim, action or cause of action without admitting liability; provided, however, that Tenant’s consent shall first be obtained, such consent not to be unreasonably withheld, conditioned, or delayed.  Tenant shall pay any indebtedness arising under the indemnity to Sublandlord together with interest thereon at the Default Rate, from the date such indebtedness arises until paid.

(b) Sublandlord indemnifies Tenant and Tenant’s Agents from any loss, cost or expense from any matter or thing arising from any breach or default in the performance of any obligation on Sublandlord’s part or to be performed under the terms of this Sublease or the Master Lease.  Sublandlord will employ counsel reasonably satisfactory to Tenant, or at Tenant’s option, Tenant may retain its own counsel at the expense of Sublandlord, to prosecute, negotiate and defend any such claim, action or cause of action; provided, however, that Sublandlord shall only be required to reimburse the foregoing expenses so long as they are reasonable.  Tenant has the right to compromise or settle any such claim, action or cause of action without admitting liability and without Tenant’s consent; provided, however, that Tenant’s consent shall first be obtained, such consent not to be unreasonably withheld, conditioned or delayed.  Sublandlord shall pay any indebtedness arising under the indemnity to Sublandlord together with interest thereon at the Default Rate, from the date such indebtedness arises until paid.

(c) The foregoing indemnities of Sublandlord and Tenant shall survive termination of this Lease.

9.3 Insurance Requirements.  Tenant will provide and maintain a Commercial General Liability Policy of insurance (occurrence form) with respect to the Premises with a minimum per occurrence coverage limit of One Million and No/100 Dollars ($1,000,000.00), with a minimum General Aggregate of Two Million and No/100 Dollars ($2,000,000.00), including bodily injury, property damage, personal and advertising injury, products and completed operations and professional liability (when and where applicable), and with deductible or self-insured retention, if any, not to exceed Five Thousand and No/100 Dollars ($5,000.00) per occurrence without Sublandlord’s approval.  The policy shall name Sublandlord as an additional insured.  The coverage of such policy will extend beyond the Premises to portions of the Common Area which Tenant or Tenant’s Agents use from time to time for promotional or other exclusive uses.

(a) If it becomes customary for a significant number of tenants of office buildings of similar size in the area in which the Building is located to be required to provide liability insurance policies with limits higher than the foregoing limits, within thirty (30) days after Sublandlord’s request therefor Tenant will provide Sublandlord with an insurance policy whose limits are not less than the then customary limits.

(b) Tenant will carry “All Risk” or “Special Form” coverage (or other comparable coverage), including vandalism and malicious mischief insurance covering the Improvements and all other improvements (whether existing or installed by Tenant or Sublandlord), stock in trade, fixtures, furniture, furnishings, removable floor coverings, trade equipment, signs and all other decorations in the Premises for one hundred percent (100%) of their full replacement cost.

(c) Tenant will also carry adequate worker’s compensation insurance in no less than statutorily required amounts, covering its employees in the Premises containing a waiver of subrogation in favor of Sublandlord, Sublandlord’s Agents and any designee of Sublandlord, and Tenant hereby indemnifies, agrees to hold harmless, and at Sublandlord’s option defend, Sublandlord, Sublandlord’s Agents and any designee of Sublandlord from and against all claims arising out of any loss suffered by any of Tenant’s Agents at the Building which would have been or is covered by an appropriate worker’s compensation insurance policy.

9.4 Sublandlord’s Insurance.  Sublandlord covenants to Tenant that on or before the Commencement Date Sublandlord will name Tenant as an additional insured on the commercial general liability policy maintained by Sublandlord pursuant to Subsection 17 of the Master Lease, provide Tenant with reasonable evidence thereof, and shall at all time throughout the Lease Term maintain such insurance and Tenant’s additional insured status.

9.5 General Provisions with Respect to Tenant’s Insurance.  On or before Tenant or Tenant’s Agents enter the Premises for any reason, and again before any insurance policy expires, Tenant will deliver to Sublandlord an original certificate of insurance.  Any insurance required to be carried under this Lease may be carried under a blanket policy covering the Premises and other locations of Tenant.

(a) All insurance policies required to be carried under this Lease by or on behalf of Tenant will provide (and any certificate evidencing the existence of any insurance policies, will certify) that unless Sublandlord is given ten (10) days written notice:  (i) the insurance will not be canceled, and (ii) no material change may be made in the insurance policies.

(b) If Tenant fails to comply with any of the Insurance Requirements stated in this Lease, Sublandlord may obtain such insurance and keep the same in effect and Tenant shall pay to Sublandlord the premium cost thereof upon demand.

(c) All policies of insurance required to be carried by Tenant under this Lease shall (i) be written by good and solvent insurance companies satisfactory to Sublandlord with minimum ratings in Best’s Key Rating Guide published by A.M. Best Company of A\XII, (ii) include Cross Liability coverage, and (iii) be primary and non-contributing with any other insurance available to, or carried by, Sublandlord or Sublandlord’s Agents.

9.6 Waiver of Subrogation.  Each party hereby waives every right or cause of action for the events which occur or accrue during the Lease Term for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered by valid and collectible fire, extended coverage, “All Risk” or similar policies covering real property, personal property or business interruption insurance policies, to the extent that such loss or damage is recovered under said insurance policies.  Said waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto.  Each party will give its insurance carrier written notice of the terms of such mutual waiver, and the insurance policies will be properly endorsed, if necessary, to prevent the invalidation of coverage by reason of said waiver.

9.7 Notice.  Tenant shall give immediate notice to Sublandlord in case of fire or any accident in the Premises or in the Building and of any defects therein or in any fixtures or equipment.

ARTICLE X

ACCESS TO THE PREMISES

10.1 Access to the Premises.  Sublandlord and Sublandlord’s Agents shall have the right to enter the Premises upon the same terms and conditions provided for in connection with Section 17 of the Master Lease and as otherwise permitted under the Master Lease.

ARTICLE XI

FAILURE TO PERFORM, DEFAULTS, REMEDIES

11.1 Defaults.  Each of the following is a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment of Rent or other amount due more than five (5) days after such Rent is due (provided however, that Tenant shall be entitled to at least one written notice during a twelve month period if such Rent is not timely paid).

(ii) Tenant fails to comply with any provision of this Lease (including the Rules and Regulations), other than the payment of Rent, and does not cure or commence to cure such failure within twenty (20) days after written notice to Tenant.  If such default is reasonably expected to take more than twenty (20) days to cure, Tenant must diligently proceed to cure the default through completion.  The notice of default will specify the provision of this Lease that has been breached or allegedly breached.

(iii) The filing or execution or occurrence of:  a petition in bankruptcy or other insolvency proceeding by or against Tenant or any guarantor of Tenant’s obligations; an assignment for the benefit of creditors; a petition or other proceeding by or against Tenant or any guarantor of Tenant’s obligations for the appointment of a trustee, receiver or liquidator of Tenant or any guarantor of Tenant’s obligations or any of Tenant’s or such guarantor’s property; or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor of Tenant’s obligations.

(iv) Tenant abandons or vacates any substantial portion of the Premises.

(v) Tenant petitions for or suffers its interest under this Lease to be taken under a writ of execution.

(vi) Tenant defaults under any other lease with Sublandlord, now existing or hereafter entered into.

(b) If a Default occurs, Tenant’s liability under all of the provisions of this Lease will continue notwithstanding any expiration and surrender, and notwithstanding any re-entry or repossession or dispossession under the terms of this Lease.  Further, Tenant shall pay any reasonable legal fees and costs and expenses incurred by Sublandlord as a result of Tenant’s Default to Sublandlord upon demand.

11.2 Remedies.  If a Default by Tenant occurs, Sublandlord may, at its option and without waiving any other right or remedy available to it:

(a) Terminate this Lease by providing written notice of such termination to Tenant, in which case neither Sublandlord nor Tenant shall have any further rights or obligations under this Lease as of the date of termination, except with respect to those amounts Tenant was obligated to pay to Sublandlord prior to the date of such termination; or terminate Tenant’s possessory rights, without terminating this Lease, in which case Sublandlord shall have the rights described below.  If Sublandlord elects to terminate the Lease, Sublandlord shall have the immediate right, after complying with all applicable legal requirements or with Tenant’s consent in lieu thereof, to enter and take possession of the Property, and remove all persons, furniture, fixtures and equipment from the Property, at Tenant’s sole expense, in order to recover at once, full and exclusive possession of the Property.  Regardless of whether Sublandlord elects to terminate this Lease or terminate Tenant’s possessory rights, Tenant shall pay to Sublandlord all costs and damages arising out of Tenant’s Default, including, without limitation, costs of recovering possession, costs of reletting, and attorneys’ fees.

(b) If Sublandlord elects to terminate Tenant’s possessory rights without terminating this Lease, Sublandlord shall have the right, after complying with all applicable legal requirements or with Tenant’s consent in lieu thereof, to enter and take possession of the Property and remove all persons, furniture, fixtures and equipment from the Property, at Tenant’s sole expense, in order to recover at once, full and exclusive possession of the Property.  Should Sublandlord elect to terminate Tenant’s possessory rights without terminating this Lease, Sublandlord shall undertake to relet the Property or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as are reasonable under the circumstances, and Sublandlord shall have the right to remodel or make alterations and repairs to the Premises as part of the reletting process.  Any rentals received by Sublandlord from any such reletting shall be applied as follows: first, to the payment of any remodeling of, or alterations and repairs to, the Property; second, to the payment of any other costs associated with the reletting, including but not limited to brokerage commissions; third, to the payment of the Base Rent, Additional Rent, and other charges under this Lease; and the residue, if any, shall be held by Sublandlord and applied in payment of future Base Rent, Additional Rent, and other charges under this Lease.  Should such rentals received from such reletting by Sublandlord (after deducting all costs of associated with the reletting of the Property) during any month be less than the Base Rent, Additional Rent, and other charges under this Lease, including but not limited to increases in operating expenses, then Tenant shall, upon receipt of a statement from Sublandlord specifying the amount, pay the difference to Sublandlord.  Such difference shall be calculated and paid monthly.

(c) Cure the Default at the expense of Tenant, in which event Tenant shall reimburse Sublandlord for any amount expended by Sublandlord in connection with the cure, plus interest at the Default Rate (defined in Section 11.4).

Sublandlord may remove and store in any warehouse, at Tenant’s cost, or, in Sublandlord’s sole discretion, Sublandlord may deem abandoned by Tenant and dispose of accordingly, any property belonging to Tenant, or otherwise found upon the Premises at the time of re-entry, termination of this Lease or termination of Tenant’s right to the Premises.  Pursuit of any of the foregoing remedies is not a forfeiture or waiver of any Rent due to Sublandlord hereunder or of any damages accruing to Sublandlord by reason of the violation of any of the provisions herein contained.  Tenant shall pay all Rent and Additional Rent to Sublandlord without any set-off or counterclaim.

The foregoing rights and remedies are cumulative and in addition to any other rights granted to Sublandlord by law, and the exercise of any of them is not an election excluding the exercise by Sublandlord at any time of a different or inconsistent remedy.  The failure of Sublandlord at any time to exercise any right or remedy is not a waiver of its right to exercise such right or remedy at any other future time.

11.3 Breach by Tenant or Sublandlord.  In the event of any breach or threatened breach by either party of any covenants, agreements, terms or conditions in this Lease, the non-breaching party shall be entitled to enjoin such breach or threatened breach and, in addition to the rights and remedies provided hereunder, will have any other right or remedy allowed at law or equity, by statute or otherwise.  The provisions of this article will be construed consistent with Utah law, so that remedies of either party herein described are available to the full extent but only to the extent that they are not invalid or unenforceable under Utah law.

11.4 Sublandord’s Default; Tenant’s Remedies.  Sublandlord’s failure to perform any of its covenants, agreements or obligations hereunder or under the Master Lease within twenty (20) days after receipt of written notice thereof from Tenant shall be deemed an event of default of Sublandlord.  If such default is reasonably expected to take more than twenty (20) days to cure, Sublandlord must diligently proceed to cure the default through completion.  If Sublandlord does not cure or does not commence to cure such default, Tenant may effect such a cure at Sublandlord’s expense.  Any sums incurred by Tenant in effecting such a cure shall be paid by Sublandlord within thirty (30) days after receipt of demand therefor, together with documentation evidencing such expense(s), to the reasonable satisfaction of Sublandlord.  The foregoing shall not limit any rights or remedies available to Tenant at law or in equity.

11.5 Payments.  Except as elsewhere provided herein, including, without limitation, as provided in Section 1.4 regarding the payment of Base Rent, all amounts Tenant owes to Sublandlord are due and payable within five business (5) days from the date that Tenant receives a statement therefor.  If any payment of Base Rent or any other sum due from Tenant to Sublandlord under this Lease is not received within five business (5) days of when due, Tenant shall pay to Sublandlord on demand a late charge of One Hundred and No/100 Dollars ($100.00) plus Ten and No/100 Dollars ($10.00) for each day elapsing thereafter prior to Sublandlord’s receipt of such payment, to cover Sublandlord’s cost for administration fees and expenses incurred in conjunction with the collection of late payments.  All amounts (including Rent) not paid when due will bear interest from the date originally due until the date fully paid at the lesser of (i) the “prime rate” published in the Wall Street Journal on the date as of which the interest in question commences to accrue plus two percent (2%), or, if the name publication is not then in print, that financial news publication (if any) with the largest U.S. circulation, or (ii) the highest lawful rate (the “Default Rate”).  If Tenant fails to timely pay three (3) installments of Rent during any consecutive twelve-month period, Sublandlord may terminate this Lease.

11.6 Mediation.  The parties shall attempt in good faith to resolve any dispute or claim arising out of or relating to this Lease promptly by confidential mediation under the CPR Mediation Procedure in effect on the Commencement Date, before resorting to litigation.  If such dispute or claim is not settled by the parties through mediation within forty-five (45) days after the first meeting of the parties with the mediator to discuss the matter, or if the parties agree to terminate mediation sooner, then either party may initiate a litigation action subject to all of the terms and conditions of this Lease.

ARTICLE XII

QUIET ENJOYMENT; RESERVATIONS BY SUBLANDLORD;
NO CONSTRUCTIVE EVICTION; REPRESENTATIONS AND WARRANTIES OF SUBLANDLORD

12.1 Quiet Enjoyment.  So long as Tenant is not in Default, Tenant will have peaceful and quiet possession of the Premises against all parties claiming adversely thereto by or under Sublandlord.

12.2 Reservations by Sublandlord.  In addition to other rights conferred by this Lease or by law, Sublandlord reserves the right, to be exercised in Sublandlord’s reasonable discretion, to:  (a) change the name of the Building; (b) change entrances and exits to the Building and to the parking structure adjacent to the Building; (c) install and maintain a sign or signs on the exterior or interior of the Building; (d) change the street address of the Building; (e) designate all sources furnishing signs, sign painting and lettering; (f) take all measures as may be necessary or desirable for the safety and protection of the Premises or of the Building; (g) have pass keys to the Premises; (h) repair, alter, add to, improve, build additional stories on, or build adjacent to the Building; (i) run necessary pipes, conduits and ducts through the Premises; (j) carry on any work, repairs, alterations or improvements in, on or about the Building or in the vicinity thereof and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building; (k) interrupt or temporarily suspend Building services and facilities; (l) change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; and (m) grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the Permitted Use.  Tenant hereby waives any claim to damage or inconvenience caused by such work.  This paragraph is not to be construed to diminish the obligations of Tenant provided herein, nor to create or increase any obligation on the part of Sublandlord with respect to repairs or improvements.  Neither Sublandlord nor Sublandlord’s Agents will be liable to Tenant or Tenant’s Agents for any inconvenience, interference or annoyance resulting from work done in or upon the Premises or any portion of the Building or adjacent grounds.  Notwithstanding anything in this Section 12.2 to the contrary, the exercise of any of the rights set forth in this Section 12.2 by Sublandlord shall be conducted so as to minimize any interference with Tenant’s business operations at the Premises, shall be subject to compliance with Tenant’s reasonable instructions and security requirements, and shall not materially alter or adversely affect the rights or obligations of Tenant under this Lease.

12.3 Attornment.  Any sale, assignment, or transfer of Sublandlord’s interest under this Lease, or in the Premises shall be subject to this Lease, and Tenant shall attorn to Sublandlord’s successor and assigns and shall recognize such successor or assigns as Sublandlord under this Lease, regardless of any rule of law to the contrary or absence of contractual privity, and Sublandlord shall ensure that in the event of such sale, assignment, or transfer, the party attorned to has been given notice of the Lease and the terms hereof and that such party agrees to abide by the terms of this Lease.

12.4 Surrender of the Premises.  No agreement to accept surrender of the Premises is valid unless in writing signed by Sublandlord, and no employee of Sublandlord or Sublandlord’s Agents has any power to accept such surrender prior to the termination of the Lease.  Tenant’s delivery of keys to any employee of Sublandlord or Sublandlord’s Agents is not a termination of the Lease or a surrender of the Premises.

12.5 Master Lease.  Sublandlord and Tenant acknowledge and agree that Tenant shall, to the fullest extent possible, be entitled to the rights, benefits and protections afforded to Sublandlord under the Master Lease to the extent that such rights, benefits and protections relate to the occupancy or possession of the Premises, notwithstanding the failure of Sublandlord and Tenant to enumerate in this Lease all of such obligations, rights, benefits and protections and to specifically allocate as between Sublandlord and Tenant such obligations.  Sublandlord covenants and agrees that it shall:

(a) promptly and completely fulfill all of its obligations to Prime Landlord under the Master Lease;

(b) use reasonable efforts to cause Prime Landlord, under the Master Lease, to perform all of the obligations of Prime Landlord thereunder to the extent the obligations apply to the Premises and Tenant’s use thereof and of the Common Areas; and

(c) in the event of any default or failure by Prime Landlord to perform its obligations as contemplated by the immediately preceding subparagraph (b), Sublandlord shall, upon notice from Tenant, make demand upon Prime Landlord to perform its obligations under the Master Lease within ten days of notice from Tenant and/or enter into negotiations with Prime Landlord regarding the event of default or failure by Prime Landlord; provided, however, that Sublandlord shall have no obligation to commence litigation against Prime Landlord.

12.6 Representation and Warranties of Sublandlord.  Sublandlord represents and warrants to Tenant that, to its knowledge, (i) a true and correct copy of the Master Lease is attached as Exhibit E, and that there are no other agreements, letter agreements, side agreements, amendments, modifications, waivers, writings or other matters amending, modifying, waiving, changing or otherwise affecting the Lease or any term or provision thereof; (ii) the Master Lease is, as of the date of this Lease, in full force and effect; (iii) any information provided regarding actual or estimated Other Charges or that has been provided or delivered to Tenant is true and accurate and does not fail to disclose any material fact relating to the Other Charges; (iv) as of the date of this Lease, there exists no Event of Default (as defined in the Master Lease); (v) except as otherwise disclosed in writing to Tenant, Sublandlord has not received any written notice from a governmental entity of a claim that the Building or the Common Areas do not comply with all laws applicable thereto; (vi) Sublandlord is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to enter into and carry out its obligations under this Lease and such other agreements and instruments to be executed and delivered by Sublandlord in connection herewith; (vii) each officer who executes this Lease and such other agreements and instruments has been duly authorized to so act by all requisite action on its part; (viii) Sublandlord has caused no mortgages, trust deeds or contracts for sale to encumber the leasehold interest in the Premises other than those that have been disclosed in writing to Tenant; and (ix) no proceedings are presently pending or, to the knowledge of Sublandlord, threatened, for the taking by exercise of the power of eminent domain, or in any other manner for a public or quasi-public purpose, of all or any part of the Building.  All of the representations and warranties made in this subsection shall survive the execution of this Lease for the Term.

12.7 Representations and Warranties of Tenant.  Tenant represents and warrants to Sublandlord that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to enter into and carry out its obligations under this Lease and such other agreements and instruments to be executed and delivered by Tenant in connection herewith; and (ii) each officer who executes this Lease and such other agreements and instruments has been duly authorized to so act by all requisite action on its part.

ARTICLE XIII

RULES AND REGULATIONS

13.1 Rules and Regulations.  Tenant shall observe and abide by the Rules and Regulations set forth on Exhibit B.  Sublandlord may revise the Rules and Regulations or adopt new ones for the reputation, safety, care or cleanliness of the Building or Premises, or the operations and maintenance thereof and the equipment therein, or for the comfort of Tenant and the other tenants of the Building; provided, however, that any revisions to the Rules and Regulations or the adoption of any new Rules and Regulations shall not alter any of Tenant’s rights or increase its obligations under this Lease.  Notwithstanding any provision herein to the contrary, Tenant shall not be bound by the Rules and Regulations unless Sublandlord and any other tenants within the Properties are bound by the Rules and Regulations (including that Tenant shall have the right to enforce such Rules and Regulations against Sublandlord) and such Rules and Regulations are not arbitrarily enforced.

ARTICLE XIV

COMMUNICATIONS

14.1 Communications.  No notice, request, consent, approval, waiver or other communication under this Lease is effective unless the same is in writing and is hand delivered, sent via nationally recognized overnight courier or mailed by registered or certified mail, postage prepaid, or sent via facsimile (with electronic or telephonic verification of receipt and copy by regular mail, certified mail or overnight courier) addressed as follows:

(a) If intended for Sublandlord, a communication is effective if mailed to the address designated as Sublandlord’s Notice Address in Section 14.2 or to such other address as Sublandlord designates by giving notice to Tenant (or sent via facsimile to the facsimile number with verification as provided above), with a copy to the address designated as Sublandlord’s Notice Copy Address in Section 14.2 (or sent via facsimile to the facsimile number with verification as provided above), or to such other person or party as Sublandlord shall designate by notice to Tenant.

(b) If intended for Tenant, a communication is effective if mailed to the address designated as Tenant’s Notice Address in Section 14.2 or to such other address as Tenant designates by notice to Sublandlord (or sent via facsimile to the facsimile number with verification as provided above) with a copy to the address designated as Tenant’s Notice Copy Address in Section 14.2 (or sent via facsimile to the facsimile number with verification as provided above), or to such other person or party as Tenant designates by notice to Sublandlord.  Notice may be given to Tenant by Sublandlord or Sublandlord’s attorney acting as Sublandlord’s authorized agent.

Any notice given by certified mail is effective when the return receipt is signed or refusal to accept the notice is noted thereon.  Any notice given by overnight courier or hand delivery is effective upon receipt or refusal to accept.  Any notice given by facsimile is effective upon electronic or telephonic verification so long as a copy is also sent via regular mail, certified mail or overnight courier.

14.2 Notice Addresses.

(a) Sublandlord’s Notice Address:

Franklin Development Corporation
2200 West Parkway Boulevard
Salt Lake City, Utah 84119
Attn:  Stephen D. Young
facsimile: (801) 817-8747

(b)   Tenant’s Notice Address:

Franklin Covey Products, LLC
2250 West Parkway Boulevard
Salt Lake City, Utah 84119
Attn:  Sarah Merz
facsimile: (801) 817-8069
telephone: (801) 801-817-4022

(c)   Tenant’s Notice Copy Address:

Snell & Wilmer, LLP
15 West South Temple, Suite 1200
Beneficial Tower
Salt Lake City, UT 84101
Attn: John Weston, Esq.
facsimile: (801)257-1900
telephone: (801)257-1800

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 Tenant Estoppel Certificates.  Tenant agrees, at any time and from time to time, upon not less than five (5) days prior written notice by Sublandlord, to execute, acknowledge and deliver to Sublandlord a written statement containing the following information: (a) certification that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (b) a statement regarding the dates to which Tenant has paid the rent and other charges hereunder, (c) a statement as to whether to the best of Tenant’s knowledge, Sublandlord is in Default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, a specification of each such Default of which Tenant may have knowledge, (d) a statement of the amount of monthly rent plus rent increases, if any, (e) a statement of the amount of the security deposit, if any, (f) a statement of the address to which notices to Tenant should be sent; and (g) any other information reasonably requested by Sublandlord.  Any such statement delivered pursuant hereto may be relied upon by any owner of the Building, any prospective purchaser of the Building, and any present or prospective mortgagee, deed of trust holder or trustee for bond holders with respect to the Building or of Sublandlord’s interest.  If Tenant fails to furnish an Estoppel Certificate within ten business days (10) days after request therefor, such failure shall be deemed a default hereunder and, moreover, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; (b) that there are no breaches or defaults on the part of Sublandlord; and (c) no more than one month’s rent has been paid in advance.

15.2 Termination Option.  Tenant may, at its option, terminate this Lease with respect to the Call Center Space.  For the purposes of this Section 15.2, the “Call Center Space” consists of approximately 15,426 rentable square feet on the first floor and 4,914 rentable square feet on the second floor of the Patrick Henry building.  In order to exercise this option, Tenant shall deliver written notice of its exercise at least six (6) months prior to the desired termination date, which notice shall be accompanied by a termination fee equal to six (6) months’ Base Rent at the rates that would be in effect for the Call Center Space had the option not been exercised.  Such termination fee is in consideration for Tenant’s right to partially terminate this Lease and is not an advance payment of Rent.  Tenant shall continue to pay Rent for the Call Center Space until the effective date of such termination, which date shall be specified in the notice of exercise.  Upon the effective date of such termination, the Net Rentable Area shall be deemed reduced by 20,340 square feet, Tenant’s Share shall be deemed reduced accordingly, and Tenant shall have no further liability or obligation with respect to the Call Center Space under this Lease or otherwise.  Tenant shall remove all fixtures and equipment from the Call Center Space upon termination.  The parties agree to execute an amendment to this Lease to effectuate the intent of this Subsection 15.2 upon Tenant’s notice of exercise.

15.3 Telecommunications.  Subject to applicable law, Sublandlord reserves to itself the exclusive right to (a) place antennae and related facilities and other equipment for the provision of telecommunications services (the “Telecommunications Equipment”) on the rooftop or in other portions of the Building designated by Sublandlord for such use, and (b) enter into license agreements or leases for the use of such areas by commercial and other providers of telecommunications services (the “Telecommunications Agreements”).  As used in this Article XV, “telecommunications services” shall mean the implementation, provision, facilitation and maintenance of voice, data, video or other communication services (or any combination of the foregoing) including, without limitation: (a) the provision and resale of point-to-point telephone communications (including dedicated long distance service), (b) video communications service, (c) 800-number service, (d) telephone credit or debit card service, (e) audio or video conferencing, paging, voice mail and message centers, (f) data transmission service, (g) access to computer “internet” or other networked computer-based communications, (h) satellite or cable television, (i) wideband digital networks, (j) security services, and (k) provision of telephone, video communication or other telecommunication equipment to consumers of such services; whether now existing or subsequently developed and however provided, including, without limitation, wireless transmission and reception of communication signals.  Sublandlord shall be entitled to any and all fees or other charges payable by any such provider of telecommunications services on account of any Telecommunications Agreements.

15.4 Brokerage Fees.  Except as listed below, Tenant and Sublandlord represent and warrant that neither has incurred any liability for commissions or similar compensation to third parties in connection with this Lease, and each party indemnifies the other against any liability arising from any claims for a breach of the foregoing representation and warranty.

15.5 Attorney’s and Professional’s Fees.  Tenant and Sublandlord agree to reimburse each other upon demand for reasonable attorney’s fees incurred related to a Tenant or Sublandlord Default.  In the event of litigation concerning this Lease, the prevailing party is entitled to reimbursement of its costs respecting such suit, or settlement thereof, including reasonable attorney’s fees, expert fees, and fees of consultants, auditors, appraisers and other similar professionals, such reimbursement to be paid by the unsuccessful party.

15.6 Liability of Sublandlord and Tenant.  If Sublandlord, on the one hand, or Tenant, on the other (in either case, the “Liable Party”), is held or found to be liable to Tenant, on the one hand, or Sublandlord, on the other (the “Recipient Party”), for any claim, liability, loss or expense (a “Loss”) relating to or arising from a breach of any representation or warranty contained in this Lease, whether based on an action or claim in contract, negligence, tort or otherwise, the amount of damages recoverable for such Loss by the Recipient Party from the Liable Party will not exceed $3,200,000 minus the sum of (A) the aggregate amount of Losses arising under this Agreement and paid by the Liable Party to the Recipient Party, and (B) the aggregate amount of any liabilities for damages arising from a breach of any representation or warranty contained in any Transaction Agreement paid by the Liable Party to the Recipient Party.  “Transaction Agreements” means the Purchase Agreement and the Ancillary Agreements identified in the Purchase Agreement.

15.7 Tenant’s Authority.  Tenant agrees that if Tenant is a corporation (including any form of professional association or corporation) or partnership (general or limited): (i) the individual executing this Lease is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with Tenant’s organizational documents; (ii) this Lease is binding upon Tenant; (iii) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Building is located; and (iv) upon Sublandlord’s request Tenant will provide Sublandlord satisfactory evidence of such authority.

15.8 Parking.  Tenant shall have the non-exclusive right to use a proportionate share of the number of parking spaces serving the Building equal to Tenant’s Share as set forth in Section 1.5 above.  Sublandlord may adopt reasonable rules and regulations applicable to all parking areas from time to time, which Tenant shall follow and cause its employees, guests, agents and invitees to follow.

15.9 Sublandlord Approval.  Sublandlord’s approval when required under the Lease is non-technical and non-legal in nature, and Tenant remains responsible for all technical and legal aspects of any item requiring Sublandlord’s approval.

15.10 Unenforceability/Joint and Several Liability.  The invalidity or unenforceability of any provision hereof will not affect or impair any other provision.  If Tenant consists of more than one person or entity, the obligations of each are joint and several.

15.11 Headings, Miscellaneous.  The headings of the several articles, paragraphs and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles, paragraphs and sections.  All negotiations, considerations, representations and understandings between the parties are incorporated herein and are superseded hereby.  There are no terms, obligations, covenants, statements, representations, warranties or conditions relating to the subject matters hereof other than those specifically contained herein.  This Lease may not be amended or modified by any act or conduct of the parties or by oral agreements unless reduced and agreed to in writing signed by both Sublandlord and Tenant.  No waiver of any of the terms of this Lease is binding upon Sublandlord unless reduced to writing and signed by Sublandlord.

15.12 Force Majeure.  If Sublandlord or Tenant are prevented or delayed in the performance of any of their covenants or obligations hereunder by circumstances beyond their control (including, but not limited to governmental regulations or prohibitions) such delay or nonperformance will not be a default hereunder and will be deemed waived and accepted by the other party.

15.13 Entire Agreement.  This Lease, the exhibits and any addendum attached hereto (which are hereby incorporated into this Lease by this reference) set forth the entire agreement between Sublandlord and Tenant, and there are no other oral or written agreements between them.  All prior oral or written agreements are merged herein and superseded by this Lease.

15.14 Governing Law.  This Lease is governed by the laws of the State of Utah.

15.15 Forum Selection; Jury Trial Waiver.  Tenant hereby knowingly, intentionally, and irrevocably agrees that Sublandlord may bring any action or claim to enforce or interpret the provisions of this Lease in the State and County where the Property is located, and that Tenant irrevocably consents to personal jurisdiction in such State for the purposes of any such action or claim.  Nothing in this Section 15.14 shall be deemed to preclude or prevent Sublandlord from bringing any action or claim to enforce or interpret the provisions of this Lease in any other appropriate place or forum.  Tenant further agrees that any action or claim brought by Tenant to enforce or interpret the provisions of this Lease, or otherwise arising out of or related to this Lease or to Tenant’s use and occupancy of the Property, regardless of the theory of relief or recovery and regardless of whether third parties are involved in the action, may only be brought in the State and County where the Property is located, unless otherwise agreed in writing by Sublandlord prior to the commencement of any such action.

IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY ADJUDICATION OF ANY DISPUTE, SUBLANDLORD AND TENANT HEREBY KNOWINGLY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF OR RELATED TO THIS LEASE OR THE USE AND OCCUPANCY OF THE PROPERTY.

15.16 Memorandum of Lease.  Tenant may not record this Lease without Sublandlord’s prior written consent.

15.17 Not Binding Lease.  The submission of this Lease to Tenant is not an offer.  This instrument is not effective as a Lease or otherwise unless and until executed by and distributed to both Sublandlord and Tenant.

15.18 Successors and Assigns.  This Lease is binding upon and inure to the respective parties herein, their heirs, executors, administrators, successors and permitted assigns whomever.

15.19 Non-Waiver.  Neither Sublandlord’s failure to enforce or require strict performance of any provision of this Lease, nor Sublandlord’s acceptance of Rent with knowledge of a breach is a waiver of such breach or any future breach.

15.20 Counterparts.  This Lease may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Lease.

15.21 Time is of the Essence.  Time is of the essence in both Sublandlord’s and Tenant’s performance of their obligations under this Lease.

15.22 Survival of Obligations.  Any obligations of the parties specified to survive the termination of this Lease shall so survive.

 (Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

SUBLANDLORD:
FRANKLIN DEVELOPMENT CORPORATION, a Utah corporation
By:	/s/ Robert A. Whitman
Its:	President
TENANT:
FRANKLIN COVEY PRODUCTS, LLC a Utah limited liability company
By:	/s/ Sarah Merz
Name:	Sarah Merz
Title:	Chief Executive Officer and President